UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2001

HORIZON OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23653 (Commission File Number)	76-487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas (Address of principal executive offices)		77042 (Zip Code)
(713) 361-2600 (Registrant's telephone number, including area code)

Item 5.         Other Events.

            On February 15, 2001, Horizon Offshore Inc. (the "Company"), entered into an Underwriting Agreement (the "Underwriting Agreement") with certain stockholders of the Company (the "Selling Stockholders"), Salomon Smith Barney Inc., Raymond James & Associates, Inc., Morgan Keegan & Company, Inc. and Simmons & Company International, individually and as representatives of the several underwriters named in Schedule II therein (the "Underwriters"), relating to the public offering of 3,800,000 shares of its common stock, $1.00 par value per share (the "Common Stock"), to be sold by the Company, and 1,000,000 shares of Common Stock to be sold by the Selling Stockholders.

            The Underwriting Agreement is included as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference. The offering will be made on a firm commitment basis, and under the terms of the Underwriting Agreement, some of the Selling Stockholders have granted to the Underwriters an option to purchase an additional 720,000 shares of Common Stock to cover over-allotments.

            The offering will generate approximately $66.3 million in net proceeds to the Company. The Company intends to use approximately $30 million to reduce indebtedness under its term loan with The CIT Group, Inc., approximately $10 million related to a proposed joint venture with Cal Dive International, Inc. and the remainder for general corporate purposes, including funding capital expenditures to expand its operating capabilities and make potential vessel acquisitions. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The closing date for the offering is scheduled for February 22, 2001.

Item 7.         Financial Statements and Exhibits.

                     (c)      Exhibits.

  1.1    Underwriting Agreement dated February 15, 2001 among
           the Company, the Selling Stockholders and the Representatives.

  SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                        HORIZON OFFSHORE, INC.

                                                                                        By:    /s/ James K. Cole
                                                                                                    James K. Cole
                                                                                                    Senior Vice President

  Dated: February 16, 2001